UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2012

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida

(Address of principal executive offices)

32224

(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Henry H. Gerkens, the Chairman, President and Chief Executive Officer of Landstar System Inc. (the “Company”), has agreed to waive his right under his Key Executive Employment Protection Agreement to receive any excise tax gross-up under Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to payments made in connection with a change in control of the Company. As amended, any severance benefits payable to Mr. Gerkens under this agreement will be reduced to a level at which no excise tax would be payable, if such reduction would provide Mr. Gerkens with a greater net after–tax amount. Mr. Gerkens also agreed to eliminate his right to receive severance payments if he were to voluntarily choose to terminate his employment with the Company, for any reason, within a specified period of time following the six month anniversary of any change in control of the Company.

While these provisions have been part of his Key Executive Employment Protection Agreement for many years, and have been previously and consistently disclosed to the Company’s shareholders, Mr. Gerkens and the Company determined to make these changes to allay certain concerns expressed by ISS Proxy Advisory Services in recognition of evolving “best practices.” A copy of the letter agreement that implements these changes is attached at Exhibit 99.1 to this Form 8-K and the foregoing summary of such letter agreement is qualified in its entirety by such exhibit.

Exhibit Number	Description of Exhibit

99.1	Letter Agreement, dated May 16, 2012, between Landstar System, Inc. and Henry H. Gerkens.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 16, 2012	LANDSTAR SYSTEM, INC. /s/ Michael K. Kneller
Michael K. Kneller
Vice President, General Counsel and Secretary